                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)


                                                               Nine Months Ended               Three Months Ended
                                                                 September 30,                    September 30,
                                                                ---------------                  ---------------
                                                              2001            2000            2001            2000
                                                              ----            ----            ----            ----
Basic earnings per share:

      Net income                                            $157,321        $159,634        $ 35,741        $  5,577
                                                            ========        ========        ========        ========

      Average shares outstanding                             161,022         160,924         159,277         159,732
                                                            ========        ========        ========        ========

      Net income per common share                           $    .98        $    .99        $    .22        $    .03
                                                            ========        ========        ========        ========


Diluted earnings per share:

      Net income                                            $157,321        $159,634        $ 35,741        $  5,577

      Interest on convertible debentures--net of tax             542             946             113             -0-
                                                            --------        --------        --------        --------

      Net income for per share calculation (diluted)        $157,863        $160,580        $ 35,854        $  5,577
                                                            ========        ========        ========        ========


      Average shares outstanding                             161,022         160,924         159,277         159,732

      Effective of dilutive securities:

       5.5% convertible senior debentures                        864           2,072             864             -0-

       Stock options                                           1,410           1,162           1,705          1, 828
                                                            --------        --------        --------        --------

      Total dilutive shares                                  163,297         164,158         161,846         161,560
                                                            ========        ========        ========        ========

      Net income per common share--diluted                  $    .97        $    .98        $    .22        $   . 03
                                                            ========        ========        ========        ========

ANTI-DILUTIVE SECURITIES - According to the provisions of SFAS No. 128 "Earnings Per Share", the Company's 5.5% convertible senior debentures due 2002, representing approximately 2,072 shares in conversion, were not included in the computation of diluted earnings per share for the three months ended September 30, 2000 because to do so would be antidilutive.

Options to purchase 894 shares of the Company, with exercise prices ranging from $39.88 to $45.37 per share were outstanding at September 30, 2001, and 970 shares of the Company, with exercise prices ranging from $37.88 to $45.37 per share were outstanding at September 30, 2000, but were not included in the computation of diluted earnings per share for the three-month periods ended September 30, 2001, and 2000, since inclusion of these options would have anti-dilutive effects as the options' exercise prices exceeded the respective average market prices of the Company's shares. Options to purchase 959, and 1,158 shares of the Company, with exercise prices ranging from $34.50 to $45.37 per share, were outstanding at September 30, 2001, and 2000 and not included in the nine-month period computations of diluted earnings per share due to anti-dilutive effects.



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